EXHIBIT 10.49
ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 18, 2006, by and among Software Medium, Inc., a Texas corporation having its principal place of business at 4635 McEwen Road, Dallas, Texas 75244 (“SMI”), Veridyn, LLC, a Texas limited liability company and wholly owned subsidiary of SMI, having its principal place of business at 8310 Capital of Texas Highway, Suite 305, Austin, Texas 78731 (“Veridyn” and together with “SMI” the “Sellers” or individually a “Seller”) and En Pointe Technologies Sales, Inc., a Delaware corporation (hereinafter referred to as “Purchaser” or “ENPT”) having its principal place of business at 100 N. Sepulveda Boulevard, 19th Floor, El Segundo, California 90245.
R E C I T A L S
WHEREAS, Sellers are in the business of selling software and security solutions to corporate end users (the “Business”); and
WHEREAS, Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from Sellers, substantially all of the intangible assets, as set forth in Article I, 1.1, of Sellers and certain Tangible Assets asset forth on Schedule 1.1(g), attached hereto, of Seller but excluding any and all liabilities of Sellers, except as otherwise expressly set forth in Section 1.4 hereof.
NOW, THEREFORE, for and in consideration of the premises and mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties, and intending to be legally bound, the parties agree as follows:
A G R E E M E N T
ARTICLE I
PURCHASE AND SALE OF ASSETS AND PURCHASE PRICE
1.1 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 2.1 below), Sellers shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser agrees to purchase, accept and assume, all of Sellers’ rights, title and interest in and to, all of the following intangible assets owned by Sellers and used or useful in the operation of the Business (except for the Excluded Liabilities (as defined in Section 1.4 below)) and certain Tangible Assets of Sellers set forth on Schedule 1.1(g), attached hereto, free and clear of all Liens (as defined in Section 3.10(d) below, subject to Sections 2.3(a)(x) and 2.3(a)(xi) below), but excluding the Excluded Assets (as defined in Section 1.5 below) (collectively, the “Purchased Assets”):

(a) All customer lists and other customer information (including, without limitation, addresses, telephone numbers, web site addresses, contact person, etc.), all purchase agreements, all service and customer contracts and all rights associated therewith;
(b) All vendor lists and other vendor information (including, without limitation, addresses, telephone numbers, web site addresses, contact person, etc.), all supply agreements, all vendor contracts, all warranty and service contracts and documentation, rights and authorizations and all rights associated therewith;
(c) All copyrights, patents, trademarks, trade names, service names, service marks, trade secrets, know how, processes, methods and procedures used in or otherwise associated with the Business and all rights and good will associated therewith, including without limitation, (i) all telephone numbers (including without limitation all 1 800, 1 866, 1 877, 1 888 and all other toll free numbers); and (ii) the Intellectual Property set forth on Schedule 1.1(c) attached hereto and all other patentable material, patent applications and issued patents, copyrightable material, copyright applications and issued copyright registrations, and all electronic and magnetic media and other documents with respect thereto, whether finished or work in process, and all documentation with respect thereto, and all other intellectual property materials related to the Business; and all other intellectual property rights associated with the Business, including without limitation (A) all the Sellers’ web site pages, sub pages and IP addresses specifically associated with the Sellers at or through www.softwaremedium.com (the “SMI URL”), together with all scripts and compiled code for the SMI URL, products and systems associated with the SMI URL and such web site pages, sub pages and IP addresses (collectively the “Sellers’ Systems”); (B) all HTML code for all pages associated with the SMI URL and the Sellers’ Systems; (C) the libraries, database(s) and pages containing all content in relation to the SMI URL and the Sellers’ Systems; (D) at Purchaser’s option, all computer hardware to support the SMI URL site, including all servers, switches; (E) all user, prospect, vendor, supplier and customer databases associated with the Business, the SMI URL and/or the Sellers’ Systems; and (H) all other intellectual property rights associated with the Business, the SMI URL and/or the Sellers’ Systems, except to the extent such assets include any Excluded Assets; (collectively, the “Sellers’ IP”);
(d) To the extent assignable and subject to applicable regulatory approvals, each of the Sellers’ valid authorizations, permits and licenses necessary to operate the Business;
(e) If requested by Purchaser, copies of all of the Sellers’ books, records and financial records (whether in hard copy or computer format) relating to the Business and the Purchased Assets purchased hereunder; and
(f) Any and all other intangible assets of whatever type or description, including those intangible assets that are (i) reflected in the balance sheet contained in the December 31, 2005, financial statements, or (ii) used or useful in the operation of the Business, except to the extent such assets have been disposed of in the ordinary course of business since the date of such balance sheet or include any Excluded Liabilities; and

(g) The tangible assets listed on Schedule 1.1(g-SMI and ) and 1.1(g-Veridyn) attached hereto (collectively the “Tangible Assets”).
1.2 Purchase Price and Use. (a) The aggregate initial purchase price to be paid for the Purchased Assets (the “Purchase Price”) to Sellers shall be equal to the sum of: (x) $510,050.19 for intangible assets; and (y) $39,949.81 for the tangible fixed assets, to be paid as follows: (I) the sum of $550,000 shall be paid in cash by bank cashiers check or certified check or by wire transfer of immediately available funds to Sellers at the Closing (as defined in Section 2.1 below), in the proportions as directed by SMI; provided, however, that Sellers are required to immediately use such portion of the cash component of the Purchase Price received at Closing as is necessary to pay in full all indebtedness owed to (i) Arrow Electronics, Inc., and (ii) De Lage Landen Financial Services, Inc. (together the “Secured Creditors”), in order to cause the release by each of such creditors of all liens, encumbrances and security interests of each of such creditors against any of the Purchased Assets (which may, at Purchaser’s option, be paid directly by Purchaser out of the cash component of the Purchase Price to be paid to Seller at Closing, as contemplated pursuant to Section 2.3(a)(vii) below, with the remainder, if any, paid to Seller). Sellers shall also deliver or caused to be delivered to Purchaser lien releases or other documentation acceptable to Purchaser to cause the release by each of Secured Creditors or other creditors of either Seller with secured interests in or to any Purchased Asset, of all claims, obligations, liens, encumbrances and security interests of each of the Secured Creditors or any creditors with security interests in or against any of the Purchased Assets.
1.3 Assumed Contracts. Purchaser shall assume on the Closing Date, in respect of liabilities of Sellers, only (i) the performance of the obligations of Sellers under those contracts, documents and agreements identified on Schedule 1.3 attached hereto (the “Assumed Contracts”) (subject to obtaining the prior written consent to such assumption by the third parties to such contracts and agreements, if required), except to the extent any such obligations are in default that has occurred as of or is continuing on the Closing Date, and (ii) the performance obligations of Sellers with respect to deferred revenue balances which represent to retainers paid by customers on current service revenue engagements (but only those with respect to Purchased Assets) identified on Schedule 1.3 attached hereto.
1.4 Excluded Liabilities. Except for those obligations, debts and liabilities specifically set forth in Schedule 1.4 (collectively the “Assumed Liabilities”), which Purchaser hereby agrees to assume and satisfy when due, Purchaser shall not assume any Liabilities (as defined in Section 3.8 below) directly or indirectly arising out of or related to the Business or the Purchased Assets (the “Excluded Liabilities”), including, but not limited to, (i) any Liabilities not listed on Schedule 1.4 hereto, and (ii) any failure by Sellers to collect any and all sales, use and other similar taxes incurred as a result of Sellers’ operation of the Business or ownership of the Purchased Assets prior to the Closing Date and/or pay such sales, use and other similar taxes to the appropriate tax depositories or collecting authorities when due, or withhold or collect from each payment to each of Sellers’ employees prior to the Closing Date the amount of all taxes required to be withheld or collected therefrom and/or pay such taxes to the appropriate tax depositories or collecting authorities when due.
1.5 Excluded Assets. Purchaser will not purchase from Sellers under this Agreement, and the

Purchased Assets do not include, any of Sellers’ (i) cash, (ii) accounts receivable, (iii) deposits, (iv) pre-sold inventory of the Business, and (v) assets not used in the Business, and (vi) any personal or real property, contract rights, intangible property, including but not limited to those assets listed on Schedule 1.5 (collectively, the “Excluded Assets”).
1.6 Allocation; Cooperation with Respect to Tax and Legal Impact. The allocation of the Purchase Price shall be as follows: (1) intangible assets $510,050.19 and (2) other Tangible Assets as set forth on Schedules 1.1 (f) and 1.1 (g) $39,949.81. The allocation of the Purchase Price shall comply with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”). Purchaser and SMI and Veridyn each agrees to file IRS Form 8594, and all federal, state, local and foreign tax returns and filings, in accordance with the allocation set forth on Schedules 1.1(f) and 1.1(g). Without in any way limiting the foregoing and subject to the requirements of applicable law, Purchaser and Sellers agree to otherwise cooperate in good faith to mitigate income tax consequences and negative legal consequences to the parties arising from the consummation of this transaction, provided that there is no impact to the Purchase Price or adverse impact on any of the parties.
1.7 Employment Agreements. At Closing (as defined in Section 2.1 below), each of Mike Menegay and Doug Landoll (collectively the “Principals”) will enter into and deliver to Purchaser employment agreements in the forms attached hereto as Exhibits 1.7 A, B, and C, including the covenants restricting each Principal’s competition, solicitation and disclosure, set forth therein (collectively the “Employment Agreements”);
1.8 Effect of Prohibited Assignment. Nothing in this Agreement will be construed as an attempt or agreement to transfer or assign (a) any Purchased Asset that is a contract, license, lease, franchise, approval, variance, certification, or authority, which cannot be transferred or assigned without consent, unless such consent has been given, or (b) any such contract, license, or lease as to which all the rights and remedies for enforcement would not fully pass to Purchaser incident to the transfers or assignments required by this Agreement. However, in order for Purchaser to realize the full value of the items described in the foregoing clauses (a) and (ii), Sellers will, at the request of and under the direction of Purchaser, at their own expense, and in the name of Purchaser or as Purchaser may otherwise specify, take all actions and do, or cause to be done, all such things as are reasonably necessary or proper and commercially reasonable for the rights and obligations of Sellers thereunder to be preserved
ARTICLE II
CLOSING
2.1 Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement will be held on or prior to January18, 2006 (the “Closing Date”) at 11:55 a.m. PST at 100 N. Sepulveda Blvd., 19th floor, El Segundo, California, or at such other time, date or location as the parties hereto may mutually agree upon. Regardless of the date on which this Agreement is executed, the Closing is deemed to have occurred as of 12:01 a.m. local time on the day next following such consummation.

2.2 Purchaser Deliveries. At the Closing, the Purchaser shall deliver to Sellers:
(a) cash, or by cashier’s or certified check or by wire transfer of immediately available funds, to an account which Sellers have identified in writing to the Purchaser prior to the Closing Date, an amount equal to the Purchase Price;
(b) Bill of Sale and Assumption Agreement, executed by Purchaser;
(c) the Employment Agreements, executed by Purchaser;
(d) a copy of the resolutions adopted by the Board of Directors of Purchaser (or its parent company, En Pointe Technologies, Inc.) approving, authorizing and directing the execution of this Agreement and the consummation of the transactions contemplated thereby, each certified by the an Officer of Purchaser (who is also an Officer of En Pointe Technologies, Inc.) as being in full force and effect on and as of the Closing Date; and
2.3 Seller Deliveries and Actions.
(a) At the Closing, each Seller, as applicable, shall deliver to the Purchaser:
(i) physical possession or control of all of the Purchased Assets, at such place and in such manner as the Purchaser and Sellers shall agree, except for any laptop or desktop personal computers and related peripheral equipment that are in the personal possession of employees of Sellers that will be hired by Purchaser;
(ii) the Employment Agreements, executed by the applicable Principal;
(iii) the Bill of Sale and Assignment, duly executed by Sellers;
(iv) copies of all of Sellers’ books, records and financial records (whether in hard copy or computer format) relating to the Business and the Purchased Assets purchased hereunder;
(v) any and all consents, approvals, notices, filings, terminations or recordations of third parties required with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or by any of the agreements, documents or instruments referred to herein;
(vi) all Sellers’ IP, including all relevant documentation with respect thereto and all other documents, electronic and magnetic media and other materials with respect thereto, whether finished or work in process;
(vii) evidence satisfactory to Purchaser that the liens, encumbrances and security interests of each Secured Creditor and any other secured creditors solely with respect to any of the Purchased Assets,

evidenced by UCC Financing Statements filed in any and all jurisdictions, together with any security agreements and other documents and instruments related thereto, and all indebtedness, obligations and liabilities of any kind or nature whatsoever associated with such liens, encumbrances and security interests and such security agreements and other documents and instruments related thereto are fully and forever either assigned to Purchaser or released and terminated (which evidence at Closing shall include, at a minimum, irrevocable letters of direction entered into by Sellers with such lien holders delivered to Purchaser in which wire transfer information and pay off amounts for such lien holders and confirmation of assignment or release of liens upon receipt of pay off amount by such lien holders is indicated in order to permit Purchaser to pay directly to such lien holders a portion of the cash component of the Purchase Price at Closing, except to the extent that any of such lien holders has already delivered proper documentation evidencing a full release of its liens, encumbrances and security interests at or prior to the Closing Date);
(viii) evidence satisfactory to Purchaser that the persons set forth on Schedule 2.3(a)(viii) attached hereto have been terminated by the applicable Seller and delivery of letters (in form and substance mutually agreed upon by Purchaser) from each of the persons listed on said Schedule 2.3(a)(viii) indicating that he or she is aware of this transaction and intends to become employed by the Purchaser upon consummation of the Closing and which letters includes those sale and service personnel who are collectively responsible for at least ninety percent (90%) by revenue of the existing customers of Sellers based on sales of Sellers and their predecessors for the three (3) months ended December 31, 2005. The letters much each also include a statement that all sums owed to the persons by Sellers as of the Closing have been paid in full or otherwise fully satisfied;
(ix) a copy of the applicable charter documents, as amended, of Sellers, as amended, and the resolutions adopted by the Board of Director of SMI and the managers of Veridyn, approving, authorizing and directing the execution of this Agreement and the consummation of the transactions contemplated thereby, each certified by the secretaries of Sellers as being in full force and effect on and as of the Closing Date;
(x) evidence satisfactory to Purchaser that the requisite shareholder and member consents, under applicable law and charter documents, have been obtained by Sellers, and each such consents approves the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;
(xi) certificates of the Secretary of State of Texas to the effect that Sellers are validly existing corporations or limited liability companies in good standing and duly qualified to do business under the laws of the State of Texas;
(xii) a release of any and all non solicitation and non competition agreements that Sellers may have with any of their employees or consultants who are being employed by Purchaser.
(b) Simultaneously with such deliveries, Sellers shall take such other steps and actions as may be necessary to put the Purchaser in actual possession and operating control of the Purchased Assets, Sellers’ IP and the Business, as may be reasonably requested by Purchaser.

2.4 Further Assurances. From time to time after the Closing, and without further consideration, Sellers shall execute and deliver such other instruments of conveyance, assignment, transfer and delivery, and take such other actions as the Purchaser may reasonably request in order more effectively to transfer to the Purchaser, and to place the Purchaser in possession or control of, the Purchased Assets, including without limitation Sellers’ IP, intended to be transferred hereunder, to reasonably assist in the collection of any and all such Purchased Assets and all rights associated therewith, and to enable the Purchaser to exercise and enjoy all of the rights and benefits with respect thereto.
ARTICLE III (A)
REPRESENTATIONS AND WARRANTIES OF SELLERS
Each of Sellers hereby represents and warrants to the Purchaser that the following representations and warranties are true and correct on and as of the date hereof:
3.1 Corporate Existence. SMI is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and Veridyn is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and Veridyn is wholly owned by SMI. Each Seller has full corporate power and authority to conduct the Business as it is now being conducted and to own or lease all of their properties and assets. Sellers are not required to be qualified or licensed to do business as foreign corporations in any other jurisdiction where the ownership of their property or assets or the conduct or nature of the Business would require such qualification or license, except where the failure to so qualify will not result in a material adverse effect on the Business or Sellers’ financial condition. Sellers will deliver to Purchaser prior to Closing, true and complete copies of their Articles of Incorporation, Articles of Organization, Bylaws, and Regulations, each as amended, as in effect on the date hereof (collectively the “Charter Documents”).
3.2 Capitalization; Share Ownership. The authorized capital stock of SMI consists solely of 20,000,000 shares of Common Stock, with no par value, of which 6,949,935 shares are currently issued and outstanding and held by those Persons and in those amounts as are set forth on Schedule 3.2 attached to this Agreement, which shares constitute all of the issued and outstanding capital stock of SMI. Veridyn is a wholly owned subsidiary of SMI. All of such shares of common stock of SMI and all membership interests of Veridyn are validly issued, fully paid and nonassessable, and such shares and membership interests have been so issued in material compliance with all federal and applicable state securities laws. Except as set forth on Schedule 3.2, there are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating Sellers to issue or to transfer from treasury any additional shares of its capital stock of any class. Except as set forth on Schedule 3.2, there are no outstanding stock appreciation rights or any similar rights entitling any person to any payment based on the value of Sellers or its capital stock. Except as set forth on Schedule 3.2, no other entity or person has any right, title or interest, beneficially or of record, in or to any securities of Sellers.
3.3 Authority. Sellers have full power and authority to enter into this Agreement and the other agreements referred to herein to which either or both is a party (collectively, the “Related Agreements”), to perform their obligations hereunder and thereunder and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements, the performance by Sellers of their obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all corporate, shareholder and other actions on the part of Sellers required by applicable law or the Charter Documents. This Agreement constitutes the legal, valid and binding obligation of Sellers, enforceable against each in accordance with its terms, except (a) as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.
3.4 No Violation. Except as otherwise set forth on Schedule 3.4, neither the execution and delivery of this Agreement nor the performance by Sellers of their obligations hereunder or under any of the Related Agreements nor the consummation of the transactions contemplated hereby will (a) contravene any provision of the Charter Documents; (b) violate, be in conflict with, constitute a default under, permit the termination of, cause the acceleration of the maturity of any debt or obligation of Sellers under, require the consent of any other party to, constitute a breach of, create a loss of a material benefit under, or result in the creation or imposition of any Lien, upon any property or assets of Sellers under, any mortgage, indenture, lease, contract, agreement, instrument or commitment to which either of Sellers is a party or by which either or any of either’s assets or properties may be bound; (c) to the knowledge of Sellers, after due inquiry and reasonable investigation, violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which Sellers or the Business is subject or by which Sellers or any of either’s assets or properties are bound; or (d) create a claim of diversion of corporate opportunity against any principal of either of Sellers that could reasonably be expected to have a material adverse effect on Sellers or the Business.
3.5 Consents and Approvals. Except as set forth on Schedule 3.5 hereto, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or any other third party is required to be made or obtained by Sellers in connection with the execution, delivery or performance of this Agreement or any of the Related Agreements by Sellers.
3.6 Subsidiaries. Except as set forth on Schedule 3.6 hereto, Sellers do not own, either directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, business, trust, or other entity.
3.7 Financial Statements. Sellers have delivered to the Purchaser the unaudited balance sheets of Sellers as of September 30, 2005 and the related statements of revenues, profit and loss for the month and nine (9) months then ended, and the unaudited balance sheets of Sellers as of December 31, 2001, 2002, 2003 and 2004 and the related statements of revenues, profit and loss for the fiscal years of Seller then ended, and the preliminary unaudited balance sheet of Sellers as of December 31, 2005 and the related statements of revenues, profit and loss, all of which have been internally prepared (all such financial statements are hereinafter collectively referred to as the “Financial Statements”). The Financial Statements (a) were prepared or compiled from the books and records of Sellers regularly maintained by management and used to prepare the financial statements of Sellers, (b) to the knowledge of Sellers, financial transactions for SMI (i) were recorded in accordance with generally accepted accounting principles for privately held companies consistently applied throughout the period then ended and all periods prior to that period; (ii) are used by Sellers in the ordinary conduct of the Business; and (iii) to the knowledge of Sellers, do present completely, fairly and accurately, in all material respects, the assets, liabilities and financial position, results of operations and other information included therein of Sellers for the period or as of the dates thereof, subject, where appropriate, to normal year end audit adjustments, in each case, to the knowledge of Sellers, were recorded in accordance with generally accepted accounting principles for privately held companies consistently applied during the period covered, (c) to the knowledge of Sellers, financial transactions for Veridyn for the three (3) months ended December 31, 2005 (i) were recorded in accordance with generally accepted accounting principles for privately held companies consistently applied throughout the period then ended and; (ii) are used by Sellers in the ordinary conduct of the Business; and (iii) to the knowledge of Sellers, do present completely, fairly and accurately, in all material respects, the assets, liabilities and financial position, results of operations and other information included therein of Sellers for the period or as of the dates thereof, subject, where appropriate, to normal year end audit adjustments, in each case, to the knowledge of Sellers, were recorded in accordance with generally accepted accounting principles for privately held companies consistently applied during the period covered.
3.8 No Undisclosed Liabilities. To Sellers’ knowledge, Sellers have, and on the Closing Date will have, no material debts, liabilities, commitments or obligations of any nature, absolute, accrued, contingent or otherwise (individually, a “Liability” and, collectively, the “Liabilities”), other than those which (a) are fully reflected or reserved against in the Financial Statements, (b) have been incurred since December 31, 2005 in the ordinary course of business in amounts and for terms consistent, individually and in the aggregate, with the past practice of Sellers, or (c) have been specifically disclosed in the schedules hereto by reference to the specific section of this Agreement to which such disclosure relates.
3.9 Absence of Certain Changes. Except as set forth on Schedule 3.9, since December 31, 2005, Sellers have conducted the Business only in the ordinary course and consistent with prior practice in all material respects and Sellers have not:
(a) suffered any material adverse change in its condition (financial or otherwise), results of operations, assets, liabilities, reserves, the Business, operations or prospects;
(b) suffered any material damage, destruction or loss, whether covered by insurance or not, materially adversely affecting its Business, operations, assets, prospects or condition (financial or otherwise);
(c) paid, discharged or satisfied any material Liability or other expenses, other than the payment, discharge or satisfaction of the Liabilities described in Section 3.8 in the ordinary course of business;

(d) paid or otherwise made any contribution to any profit sharing or pension plan or other Employee Benefit Plan (as defined in Section 3.17 below), except as may be required by Sellers’ 401(k) pension and profit sharing plan consistent with past practices and procedures;
(e) mortgaged or pledged, or permitted the imposition of any Lien upon, any of their properties or assets (real, personal or mixed, tangible or intangible), other than those incurred in the ordinary course of business or otherwise listed on Schedule 3.10 hereto;
(f) other than in the ordinary course of business, cancelled or compromised any debts, or waived or permitted to lapse any material claims or rights, or sold, assigned, transferred or otherwise disposed of, any material properties or assets (real, personal or mixed, tangible or intangible);
(g) disposed of or permitted to lapse any rights to the use of any patent, registered trademark, service mark, trade name or copyright, or disposed of or disclosed to any person any trade secret, formula, process or know how material to the Business not theretofore a matter of public knowledge;
(h) except as disclosed on Schedule 3.9 or in the ordinary course of business, granted any increase in the compensation of any officer, employee or consultant of Sellers (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer, employee or consultant;
(i) entered into any commitment or transaction not in the ordinary course of business or made any capital expenditure or commitment for any additions to property, plant or equipment, except commitments, transactions or capital expenditures which do not in any single case exceed $5,000;
(j) made any meaningful change in any method of accounting or accounting practice (including, without limitation, any change in depreciation or amortization policies or rates);
(k) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers, directors, employees, shareholders, or any family member or Affiliate (as defined in Section 3.24 below) of any of its officers, directors, employees or shareholders, or any officer, director, employee or shareholder of any such Affiliate;
(l) incurred any material property losses or waived any material rights of value;
(m) declared, set aside, paid or made any dividend or other distribution or payment in respect of the capital stock of Sellers, or any direct or indirect redemption, purchase or other acquisition of any of its shares of capital stock;
(n) suffered the loss of, or been threatened with the loss of, any material supplier or material customer or group of related suppliers or customers referred to in Section 3.16;

(o) knowingly waived or released any material right or claim of Sellers;
(p) amended or terminated any contract, agreement or license to which any Seller is a party, except in the ordinary course of business or except as otherwise expressly required or contemplated hereby;
(q) received a commencement notice or, to the knowledge of Sellers, received any threat of commencement of any civil or criminal litigation, investigation or proceeding against Sellers;
(r) to the knowledge of Sellers, received any claim of wrongful discharge or workers compensation claim or any material claim under COBRA;
(s) issued or sold any shares of its capital stock or any class or any other securities of any kind, or granted any options, warrants or other rights to acquire any shares of its capital stock or any other securities of any kind (except as otherwise set forth on Schedule 3.2 hereto);
(t) except as set forth on Schedule 3.2 hereto and except for salary and commission and business expense reimbursement paid in the ordinary course of business, consistent with past practices, made any dividend or any distribution of any kind to any of the shareholders of Sellers (including, without limitation, any distribution of cash, assets, property or shares of capital stock of Sellers);
(u) agreed, whether in writing or otherwise, to take any action referred to in and prohibited by this Section 3.9; or
(v) to the knowledge of Sellers, become aware of any other event or condition that has had a material adverse effect on the condition (financial or otherwise), results of operations, assets, liabilities, reserves, the Business, Sellers’ IP or the operations or prospects of Sellers.
3.10 Title to Properties; Encumbrances.
(a) Sellers have good and marketable title to all of the Purchased Assets, free and clear of all Liens (including Liens by TCC), except (i) Liens for taxes not yet due and payable, (ii) Liens for purchase money security interests, and (iii) the Liens set forth on Schedule 3.10 attached hereto, none of which (other than the Liens set forth on Schedule 3.10 attached hereto, which will be terminated at the Closing) adversely affects the Business or the continued operations of Sellers.
(b) All material property (real, personal or mixed, tangible or intangible) used or required by Sellers in the conduct of the Business (including, without limitation, Sellers’ IP) are owned, leased or licensed by either Seller.
(c) Sellers do not own or hold, and are not obligated under or a party to, any option, right of first refusal or other contractual right to acquire any real property or interest therein.
(d) When used in this Agreement, “Lien” or “Liens” shall mean any mortgage, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, easement, claim, right, covenant, restriction, right of way, warrant, option or charge of any kind.
3.11 Leases.
(a) Schedule 3.11 contains a true and complete list of all leases pursuant to which Sellers lease or sublease any real property or any vehicles, equipment or personal property that constitutes a part of the Purchased Assets.
(b) Each such lease described on Schedule 3.11 is the legal, valid and binding obligation of a Seller and, to the best knowledge of Sellers, after due inquiry and reasonable investigation, the other parties thereto, enforceable in accordance with their respective terms, and is in full force and effect. Sellers are not in default under any such lease, and Sellers have not received any notice from any person or entity asserting that a Seller is in default under any such lease, and no events or circumstances exist which, with notice or the passage of time or both, would constitute a default under any such lease.
(c) Except for that certain office lease dated May 4, 2004 between Veridyn, Inc. as subtenant and Technifind, Inc. as landlord, none of the leases described on Schedule 3.11 shall be transferred to the Purchaser. At or prior to the Closing, Sellers shall make any and all remaining payments with respect to any and all such leases and shall pay the purchase price therefore in full (other than any leases pursuant to which Sellers leases or subleases any real property).
3.12 Patents, Trademarks, Service Marks, Trade Names. Sellers use, performance and application of all intellectual property rights, both registered and at common law, relating to the Business (including, without limitation, with respect to Sellers’ IP), irrespective of where any of the same were issued, whether pending or existing (collectively, the “Intellectual Property”), does not infringe the rights of any third party. The Intellectual Property includes, without limitation, all: United States and foreign patents or any description and applications therefore; registrations of trademarks, service marks and of other marks, registrations of trade names, labels, logos, trading styles or other trade rights, registered user entries, and applications for any such registrations or entries; United States and foreign copyrights, copyright registrations and applications therefore; United States and foreign trademarks and other marks, trade names, labels and other trade rights, whether or not registered, and applications therefore; trade secrets, know how, inventions, discoveries, improvements, engineering or other drawings, designs, processes and formulae, whether patented or patentable or not; customer lists, technical data, marketing information and plans, software and software documentation source codes; URL addresses and all other Internet and World Wide Web addresses and designations issued or granted to Sellers by Network Solutions, Inc. or others, and any other appropriate foreign, federal, state or local entity, authority or agency; any other proprietary information or intangible rights related in any way to the Business (including, without limitation, with respect to Sellers’ IP); shop rights, license agreements and other agreements relating in whole or in part to any of the foregoing; and all claims and causes of action on behalf of Sellers or against third parties relating to any of the foregoing, including claims and causes of action for past infringement of the Intellectual Property. Schedule 3.12 contains a true and complete list of (a) the material Intellectual Property used by

Sellers in connection with the conduct of the Business, all applications therefore and all licenses and other agreements relating thereto and (b) all agreements relating to technology, know how or processes which a Seller is licensed or authorized to use by others or which a Seller licenses or authorizes others to use in connection with the conduct of the Business. Sellers have the sole and exclusive right to use the patents, trademarks, service marks, trade names, copyrights, technology, know how and processes described on Schedule 3.12, and except as disclosed on Schedule 3.12 or Schedule 3.5, no consent of any third party is required for the use of the Intellectual Property by the Purchaser upon the consummation of the transactions contemplated hereby or, if any such consent shall be necessary, such consent shall have been obtained prior to the Closing Date.
Except as set forth on Schedule 3.12, no claims have been asserted by any person to the use any of the items of Intellectual Property or challenging or questioning the validity or effectiveness of any such license or agreement, and Sellers know of no valid basis for any such claims. Sellers have no notice that the use of the Intellectual Property infringes on the rights of any other person or entity. Each item of Intellectual Property owned by Sellers is, if registered, filed or issued, then duly and properly registered, filed or issued in the appropriate office and jurisdiction for such registration, filings or issuance. Each license, contract or other agreement to which Sellers is a party pertaining to any item of Intellectual Property owned, used or available for use by Sellers in the conduct of the Business is in full force and effect. With respect to each such license, contract or other agreement to which a Seller is a party, there is no payment past due and not paid and no default (or event which, with or without notice, lapse of time or both, would constitute a default) by any party thereto.
All of the Intellectual Property developed or solely and exclusively owned by Sellers was developed solely and exclusively by employees of Sellers and under the direction and supervision of a Seller’s personnel, provided, that if any of such Intellectual Property was developed by any person other than an employee of Sellers, such person has executed and delivered to Sellers an agreement in writing pursuant to which such person has transferred to Sellers all of the rights, title and interest such person has or may have in such Intellectual Property and a copy of such written agreement will be made available to Purchaser upon request.
3.13 Litigation. Except as disclosed on Schedule 3.13 there are no actions, claims or proceedings to which Sellers is a party (individually, an “Action” and, collectively, “Actions”), including, without limitation, Actions for personal injury, products liability, wrongful death or other tortious conduct, or breach of warranty arising from or relating to materials, commodities, products or goods used, transferred, processed, manufactured, sold, distributed or shipped by Sellers (a) involving or relating to Sellers, or any their assets, properties or rights, or (b) pending, or, to a Seller’s knowledge, threatened, against Sellers, or any of their assets, properties or rights, before any court, arbitrator or administrative or governmental body. There is no Action pending, or, to any Seller’s knowledge, threatened, against Sellers, or any of their assets, properties or rights, before any court, arbitrator or administrative or governmental body, which questions or challenges the validity of this Agreement or any Action taken or proposed to be taken by Sellers pursuant to this Agreement or in connection with the transactions contemplated hereby. To Sellers’ knowledge, no state of facts exists or has existed which would reasonably be expected to constitute grounds for the institution of any Action against Sellers or against any assets, properties or rights of Sellers which would adversely affect the

Business or any Seller. No Seller is subject to any judgment, order or decree entered in any lawsuit or proceeding which has affected, or which can reasonably be expected to affect, a Seller’s business practices or its ability to acquire any property or conduct the Business in any way.
3.14 Insurance. Schedule 3.14 sets forth a true and complete list and description of (a) all of Sellers’ self insurance practices and items covered by such self insurance and (b) all policies of fire, liability, worker’s compensation and other forms of insurance owned or held by Sellers. No installment premiums are due under the policies set forth on Schedule 3.14 or, if installment premiums shall be due and owing under such policies prior to the Closing Date, such premiums shall have been paid prior to the Closing Date. All such policies are in full force and effect, insure against risks and liabilities to the extent and in the manner deemed appropriate and sufficient by Sellers in their reasonable business judgment, and will remain in full force and effect through the Closing Date, and Sellers have not received any notice of cancellation with respect thereto. To Sellers’ knowledge, Sellers are not in default with respect to any provision contained in any such policy and have not failed to give any notice or present any claim under any such policy in due and timely fashion.
3.15 Contracts and Commitments.
(a) Sellers have made available to Purchaser true and complete copies of all of the Assumed Contracts and shall deliver true and complete copies of all such other agreements, instruments and documents as the Purchaser may reasonably request relating to the operation, ownership or conduct of the Business.
(b) No Seller is a party to any written agreement that would restrict it from carrying on the Business anywhere in the world.
(c) No Seller is a party to any “take or pay” contracts.
(d) Except as set forth on Schedule 3.15, no Seller is a party to any employment agreements, arrangements and commitments, including severance or termination arrangements and commitments (whether written or oral), between a Seller and any employee of a Seller, which is not otherwise released at Closing.
(e) Each of the Assumed Contracts has been entered into in the ordinary course of business and is valid and binding, and none of such contracts contains terms or conditions which are materially adverse to Sellers. No Sellers is, and no other party is, in default under or in breach or violation of, nor has a Seller received notice of any asserted claim of default by a Seller or by any other party under, or a breach or violation of, any of the Assumed Contracts.
3.16 Suppliers and Customers.
(a) Except as set forth in Schedule 3.16(a), Sellers have no knowledge that any supplier or customer or group of related suppliers or customers of a Seller has canceled or otherwise terminated or threatened to cancel or otherwise terminate, its relationship with a Seller, which termination would have a material adverse effect on the Business or a Seller, or has during the last twelve (12) months decreased materially, or threatened to decrease or limit materially, its services, supplies or materials to a Seller or its usage or purchase of the services or products of a Seller, as the case may be, or that any such supplier or customer or group of related suppliers or customers expects to reduce its business with a Seller by reason of the transactions contemplated by this Agreement or for any other reason whatsoever.
(b) Except as set forth in Schedule 3.16(b), no officer, director or employee of Sellers, nor any spouse or child or any of the foregoing persons, has any direct or indirect interest in any competitor, supplier or customer of Sellers or in any person from whom or to whom a Seller leases any real or personal property, or in any other person with whom Sellers is doing business.
3.17 Employee Benefit Plans.
(a) Schedule 3.17 contains a true and complete list and description of, and Sellers have made available to the Purchaser true and complete copies of, each pension, retirement, severance, welfare, profit sharing, vacation, deferred compensation, bonus or other incentive plan, or other employee benefit program, arrangement, agreement or understanding, or medical, vision, dental or other health plan, or life insurance or disability plan, retiree medical or life insurance plan or any other employee benefit plans, including, without limitation, any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), to which a Seller contributes or is a party or by which it is bound or under which it may have liability and under which employees or former employees of a Seller (or their beneficiaries) are eligible to participate or derive a benefit. Each employee benefit plan which is a “group health plan” (as such term is defined in Section 5000(b)(i) of the Code) satisfies the applicable requirements of Section 4980B of the Code. Except as described on Schedule 3.17, no Seller has no formal plan or commitment, whether legally binding or not, to create any additional plan, practice or agreement or modify or change any existing plan, practice or agreement that would affect any of its employees or terminated employees. Benefits under all employee benefit plans are as represented and have not been and will not be increased outside the ordinary course of business subsequent to the date copies of such plans have been provided.
(b) Sellers do not contribute to or have any obligation to contribute to, have not at any time contributed to or had an obligation to contribute to, sponsor or maintain, and has not at any time sponsored or maintained, a “multi employer plan” (within the meaning of Section 3(37) of ERISA) for the benefit of employees or former employees of Sellers.
(c) Sellers have, in all material respects, performed all obligations, whether arising by operation of law, contract, or past custom, required to be performed under or in connection with the employee benefit plans disclosed on Schedule 3.17 (individually, an “Employee Benefit Plan” and, collectively, the “Employees Benefit Plans”), and Sellers have no knowledge of any default or violation by any other party with respect thereto.
(d) There are no Actions, suits or claims (other than routine claims for benefits) pending, or, to the best of Sellers’ knowledge, after due inquiry and diligent investigation, threatened, against any Employee Benefit Plan or against the assets funding any Employee Benefit Plan.
(e) Sellers neither maintain nor contribute to any “employee welfare benefit” (as such term is defined in Section 3(i) of ERISA) plan which provides any benefits to retirees or former employees of Sellers.
(f) Sellers have made available to the Purchaser and its counsel true and complete copies, if applicable, of (i) all documents governing the Employee Benefit Plans, including, without limitation, all amendments thereto which will become effective at a later date; (ii) all summary plan descriptions and each summary of material modifications relating to the Employee Benefit Plans; (iii) all employment manuals; and (iv) all insurance policies or contracts with respect to the Employee Benefit Plans.
3.18 Employment Law Matters.
(a) Sellers (i) are in compliance in all material respects with all applicable laws respecting employment, employment practices, terms and conditions of employment and wages and hours; (ii) are in compliance in all material respects with all applicable laws and regulations relating to the employment of aliens or similar immigration matters; and (iii) are not engaged in any unfair labor practice, including, but not limited to, discrimination or wrongful discharge.
(b) Sellers have not at anytime during the last three (3) years had, nor to Sellers’ knowledge, is there now threatened, a strike, picket, work stoppage, work slowdown or other labor trouble, against or directly affecting Sellers that had or may have a material adverse effect on the Business or Sellers.
(c) None of the employees of Sellers is represented by a labor union, and no petition has been filed or proceedings instituted by any employee or group of employees with any labor relations board seeking recognition of a bargaining representative. No Seller is a party to any multi employer collective bargaining agreement covering any of its employees.
(d) There are no controversies or disputes (including any union grievances or arbitration proceeding) pending, or, to Sellers’ knowledge, threatened, between a Seller and any employees of a Seller (or any union or other representative of such employees). No unfair labor practice complaints have been filed and are pending against a Seller with the National Labor Relations Board or any other governmental or administrative body, and Sellers have not received any written notice or communication reflecting an intention or a threat to file any such complaint.
3.19 Environmental Matters. Sellers are in compliance in all material respects with all federal, state and local environmental laws, rules, regulations, standards and requirements, including, without limitation, those respecting hazardous materials and substances (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. sec. 9601, et. seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. sec. 6901. et. seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. sec. 1251, et. seq.; the

Toxic Substances Control Act, as amended, 15 U.S.C. sec. 9601, et. seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. sec. 11001, et. seq.; the Safe Drinking Water Act, 42 U.S.C. sec. 300f, et. seq.; the Solid Waste Disposal Act, as amended; and all comparable state and local laws; and any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages to, or threatened as a result of, the present of or exposure to any hazardous materials or substances) (collectively, “Environmental Laws”). There is no Action pending before any court, governmental agency or board or other forum or threatened by any person or entity (i) for noncompliance by a Seller with any Environmental Law, or (ii) relating to the release into the environment by a Seller of any pollutant, toxic or hazardous material or waste generated by a Seller, whether or not occurring at or on a site owned, leased or operated by Sellers. To Sellers’ knowledge, there has been no spill, discharge, leak, emission, injection, disposal, escape, dumping or release of any kind on, beneath or above the facilities occupied or used by or leased to a Seller (the “Property”) or into the environment surrounding such Property of any hazardous materials or substances in violation of any Environmental Law or requiring any remedial action. Sellers have all permits, registrations, approvals and licenses required by any governmental agency under any Environmental Law to be obtained by Sellers in connection with the conduct of the Business of Sellers as presently conducted.
3.20 Compliance with Laws. Sellers have not been charged with, and, to Sellers’ knowledge, after due inquiry and reasonable investigation, Sellers are not threatened with or under any investigation with respect to, any charge concerning any violation of any provision of any federal, state, local or foreign law, regulation, ordinance, order or administrative ruling affecting the Business or Sellers, and Sellers are not in default with respect to any order, writ, injunction or decree of any court, agency or instrumentality affecting the Business or Sellers. Sellers (a) are not in violation in any material respect of any federal, state, local or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator applicable to the Business or Sellers, or (b) would not, to Sellers’ knowledge, after due inquiry and reasonable investigation, be in violation in any material respect of any such law, ordinance, regulation or other requirement that has been enacted or adopted but is not yet effective if it were effective at the date hereof. Sellers have not made any illegal payment to officers or employees of any governmental or regulatory body or made any payment to customers of a Seller for the sharing of fees or to customers or suppliers of a Seller for the rebating of charges, or engaged in any other similar reciprocal practices, or made any illegal payment or given any other illegal consideration to purchasing agents or other representatives of customers of a Seller in respect of sales made or to be made by Sellers. Without limiting the generality of the foregoing, Sellers are in compliance in all material respects with the Export Administration Act (50 U.S.C. sections 2401 2420 (1979)) and the Foreign Corrupt Practices Act of 1977, and all respective rules and regulations promulgated thereunder. Without limiting the generality of the foregoing, Sellers are in compliance in all material respects with all rules and regulations promulgated by the Occupational Safety and Health Administration (“OSHA”). Sellers has previously made available to the Purchaser a true and complete copy of Sellers’ most recent inspection report or reports, if any, relating to compliance with OSHA rules and regulations.
3.21 Licenses, Permits and Authorizations. Sellers have all material licenses, permits, authorizations, approvals, consents, franchises and orders required for the conduct and operation of its business as presently conducted (individually, a “Permit” and, collectively, the “Permits”) and the use and ownership or leasing of its properties and assets as currently operated, used, owned or leased. All of the Permits are valid, in full force and effect and in good standing. No violations have been recorded in respect of any such Permit. Schedule 3.21 contains a true and complete list and description of all the Permits and Sellers have previously made available to the Purchaser true and complete copies of all such Permits identified in Schedule 3.21 and in effect as of the date hereof. There is no claim or Action pending, or, to the best of Sellers’ knowledge, threatened, which disputes the validity of any such Permit or threatens to revoke, cancel, suspend or limit any such Permit.
3.22 Accounts Receivable. All accounts receivable of Sellers shown on the December 31, 2005 Financial Statements and all accounts receivable created after December 31, 2005, up to the Closing Date of this Agreement, are subject to reserves created in the ordinary course of business on a basis consistent with the past practices and policies of Sellers and otherwise in accordance with generally accepted accounting principles, (a) have been collected, or (b) are valid and arose from bona-fide sales to third parties in the ordinary course of business, and are current and, to the knowledge of Sellers, substantially all of such accounts receivable are collectible within ninety (90) days after the Closing Date at the aggregate recorded amounts thereof on the books of Sellers and are not subject to any counterclaims or setoffs and have not been encumbered or sold.
3.23 Property of Others. To Sellers’ knowledge, no shortage exists in (a) any inventory of raw material, work in process or finished goods owned by customers or suppliers of Sellers and stored upon Sellers’ premises or otherwise, or (b) any other item of personal property owned by another for which a Seller is accountable to another.
3.24 Transactions with Affiliates. Schedule 3.24 describes all agreements and understandings to which Sellers are or have been subject which provide for or reflect the sale by Sellers to, or the purchase by Sellers from, any Affiliate (as defined below) of a Seller of any goods, equipment or services. The termination of any such agreement or understanding would not have a material adverse effect on the Business, operations, prospects or condition (financial or otherwise) of Sellers.
When used in this Agreement, “Affiliate” or “Affiliates” shall mean, with respect to any individual, partnership, corporation, limited liability company, association, business trust, joint venture, governmental entity or other entity of any nature (“Person”), any Person that controls, is controlled by, or is under common control with, such Person; provided, however that solely for purposes of determining the identities of Affiliated parties, Veridyn and SMI will be considered one party and not two Affiliated parties.
3.25 Condition of Tangible Assets. The Purchased Assets, including, without limitation, inventory, machinery, equipment, vehicles, furniture, plants and buildings, are in good operating condition and repair (ordinary wear and tear excepted) and are adequate for the uses to which they have been put by Sellers in the ordinary course of business, except for parts or repairs of an immaterial nature in the aggregate, and Sellers have not received any notice that any of such facilities or assets is in need of substantial maintenance or repair.

3.26 Tax Returns and Payments. All of the tax returns and reports of Sellers required by law to be filed have been duly filed and all taxes shown as due thereon have been paid. There are in effect no waivers of the applicable statutes of limitations for any federal, state, local or foreign taxes for any period. The provisions of this Section 3.26 shall include, without limiting the generality of this Section 3.26, all reports, returns and payments due under all federal, state, local or foreign laws or regulations relating to income, sales, use, payroll, franchise, withholding, real property or personal property taxes, unemployment insurance, social security, workers’ compensation and other obligations of the same or of a similar nature. To Sellers’ knowledge, Sellers do not have any liability for any federal, state, local or foreign income, sales, use, withholding, payroll, franchise, real property or personal property taxes, assessments, amounts, interest or penalties of any nature whatsoever other than as shown on the December 31, 2005 Financial Statements and, there is no basis for any additional claim or assessment other than with respect to liabilities for taxes which may have accrued since the date of the December 31, 2005 Financial Statements in the ordinary course of business and reserved against on the books and records of Sellers compiled in accordance with accounting principles generally accepted in the United States of America which have been consistently applied to the Closing Date. To the knowledge of Sellers, the provisions for taxes reflected in the December 31, 2005 Financial Statements are adequate for federal, state, county and local taxes for the period ended on December 31, 2005 and for all prior periods, whether disputed or undisputed. There are no present disputes about taxes of any nature payable by Sellers. Sellers have never filed, and will not file on or before the Closing Date, any consent under Section 341(f) of the Code. Sellers’ tax returns have never been audited by any taxation authority. Sellers have paid to the proper authorities all customs, duties and similar or related charges required to be paid with respect to the importation or exportation of goods into or out of the United States.
3.27 Broker’s and Finder’s Fees. No Seller is a party to, or in any way obligated to make any payment relating to, any contract or outstanding claim for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby for which the Purchaser could become liable.
3.28 Disclosure of Confidential Information. Each Seller has fully disclosed, or will disclose on or before the Closing Date, to the Purchaser, all processes, inventions, methods, formulae, plans, drawings, customer lists, secret information and know-how (whether secret or not) known to it or usable by it in connection with the Business (including, without limitation, with respect to Sellers’ IP).
3.29 Disclosure. As of the Closing Date, no representation or warranty in this Agreement (including, without limitation, the Schedules hereto) contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein or therein not misleading.
ARTICLE III (B)
REPRESENTATIONS AND WARRANTIES AND GUARANTIES OF MENEGAY AND
LANDOLL

Each of Mike Menegay (“Menegay”) and Doug Landoll (“Landoll”), individually and personally, hereby represents and warrants to the Purchaser, separately and not jointly or severally, and subject to the following limitations and conditions, that to the best their respective knowledge (without independent investigation or review), that those representations and warranties provided in Sections 3.1, 3.3, 3.6, 3.7, 3.8, 3.10, and 3.12 are true, correct and accurate in all material respects; provided, however, that:
(a) Menegay’s representations and warranties in this Article III(B) relate solely and exclusively to the business condition, assets and financial aspects of SMI and may not be deemed to be representations or warranties of the business condition, assets or financial aspects of Veridyn. Similarly, Landoll’s representations and warranties in this Article III(B) relate solely and exclusively to the business condition, assets and financial aspects of Veridyn and may not be deemed to be representations or warranties of the business condition, assets or financial aspects of SMI; and
(b) Notwithstanding anything else to the contrary contained in this Agreement, the representations and warranties of Menegay and Landoll made in this Article III(B) will survive the closing for a period of twelve (12) months. No action may be brought with respect thereto after such date; provided, however, that if, prior to such date, Purchaser has notified Menegay or Landoll, or both, of a claim for indemnity under this Article III(B) (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Article IX; and
(c) No claim may be made against Menegay or Landoll pursuant to this Article III(B) for claims or damages unless Purchaser’s Damages (as defined in Section 9.2 of this Agreement) exceed the Deductible Amount (as defined in Section 9.3) except as excepted therein, and in that event, only for the amount of such excess that relates solely to matters personally represented or warranted by Menegay or Landoll.
Additionally, Mike Menegay (“Menegay”), individually and personally, hereby guarantees the Purchaser, separately and not jointly or severally, and subject to the following limitations and conditions, that if Menegay either (i) voluntarily ceases employment with Purchaser, without “Good Reason” as such term is defined in that certain employment agreement between Menegay and the Purchaser dated on the same date as this Agreement (the “Menegay Agreement”), or (ii) is terminated by Purchaser for Cause, as such term is defined in the Menegay Agreement, at any time during the first 12 months after the Closing, then Menegay will personally pay Purchaser up to 50% of the Purchase Price less that portion of the Purchase Price allocated to tangible fixed assets; the amount to potentially be paid to Purchaser will be reduced by one-twelfth of 50% of the Purchase Price less that portion of the Purchase Price allocated to tangible fixed assets for each month of completed employment with Purchaser by Menegay after the Closing. This guarantee shall not apply in the event the cessation of employment is due to death or disability.
Additionally, Doug Landoll (“Landoll”), individually and personally, hereby guarantees the Purchaser, separately and not jointly or severally, and subject to the following limitations and conditions, that if Landoll either (i) voluntarily ceases employment with Purchaser, without “Good Reason” as such term is defined in that certain employment agreement between Landoll and the Purchaser dated on the same date as this Agreement (the “Landoll Agreement”), or (ii) is terminated by Purchaser for Cause, as such term is defined in the Landoll Agreement, at any time during the first 12 months after the Closing, then Landoll will personally pay Purchaser up to 50% of the Purchase Price less that portion of the Purchase Price allocated to tangible fixed assets; the amount to potentially be paid to Purchaser will be reduced by one-twelfth of 50% of the Purchase Price less that portion of the Purchase Price allocated to tangible fixed assets, for each month of completed employment with Purchaser by Landoll after the Closing. This guarantee shall not apply in the event the cessation of employment is due to death or disability.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser hereby represents and warrants to Sellers as follows:
4.1 Existence. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as it is now being conducted.
4.2 Power and Authority. The Purchaser has full power and authority to enter into this Agreement, perform its obligations hereunder and carry out the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all corporate action on the part of the Purchaser required by applicable law, its Certificate of Incorporation, as amended, or Bylaws, as amended, or otherwise. This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except (i) as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.
4.3 No Violation. Neither the execution and delivery of this Agreement nor the performance by the Purchaser of its obligations hereunder nor the consummation of the transactions contemplated hereby will contravene any provision of the Articles of Incorporation, as amended, or Bylaws, as amended, of the Purchaser or violate, or be in material conflict with, or constitute a material default under, permit the termination of, constitute a material breach of, create a loss of a material benefit under or upon any property or assets of the Purchaser under, any material agreement, instrument or commitment to which the Purchaser is a party.
4.4 Litigation. Except as otherwise described in any filings made by Purchaser with the Securities and Exchange Commission pursuant to the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, there is no Action pending, or, to Purchaser’s knowledge, threatened, against Purchaser, or any of its assets, properties or rights, before any court, arbitrator or administrative or governmental body, which questions or challenges the validity of this Agreement or any Action taken or proposed to be taken by Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby. Purchaser is not subject to any judgment, order or decree entered in any lawsuit or proceeding which has materially affected, or which can reasonably be expected to materially affect, the Business or its ability to conduct the Business in any way.
4.5 Broker’s and Finder’s Fees. Purchaser is not a party to, or in any way obligated to make any payment relating to, any contract or outstanding claim for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby for which the Sellers could become liable.
ARTICLE V
CERTAIN OBLIGATIONS OF THE PARTIES PRIOR TO CLOSING
Sellers and the Purchaser hereby covenant as follows:
5.1 Access Prior to the Closing. Sellers shall afford the Purchaser and its counsel, accountants, investment bankers, investors and other authorized agents and representatives (its “Advisors”) reasonable access during normal business hours upon reasonable prior notice to Sellers’ properties, books, records and personnel in order that the Purchaser and its Advisors may have the opportunity to make such reasonable investigations as they shall desire to make of the affairs of Sellers. Sellers shall furnish, or shall cause their accountants to furnish, such additional financial and operating data and other information as the Purchaser or its Advisors shall from time to time reasonably request, including, without limitation, all financial and operating data as shall be necessary for verification of the accuracy of the Financial Statements. Sellers shall, upon the reasonable request of the Purchaser, assist the Purchaser and its Advisors in contacting and communicating with suppliers, customers, employees and Advisors of Sellers.
5.2 Confidentiality Prior to the Closing. Except as required by law or any securities exchange, each party hereto shall, and shall cause its officers and Advisors to, hold in strict confidence, and not disclose to others (except its Advisors) for any reason whatsoever, without the prior written consent of the other party, any nonpublic information received by it from the other party in connection with the transactions contemplated hereby and will not use such information for any purpose in the event that no Closing occurs under this Agreement. No party hereto shall communicate, directly or indirectly, to any third party other than their respective employees, agents and Advisors any of the terms, conditions and other aspects of this Agreement and the negotiation and preparation hereof until the Closing has occurred or the negotiations between the parties have terminated.
5.3 Conduct Prior to Closing Date. Except as otherwise contemplated by this Agreement or permitted by the prior written consent of the Purchaser, but without making any commitment on the Purchaser’s behalf, prior to the Closing Date Sellers shall:

(a) conduct the Business and operations of Sellers only in the ordinary course, including, without limitation, maintaining inventories at levels not in excess of those consistent with past practices;
(b) maintain the properties and assets of Sellers in good condition and repair, perform its obligations under all agreements to which it is a party or by which it or any of its assets or properties are bound and maintain all of its Permits in good standing;
(c) continue in effect the policies of insurance (or similar coverage) referred to in Section 3.14;
(d) use reasonable efforts to preserve the business organization, including the present work force, of Sellers’ intact;
(e) use reasonable efforts to keep available the services of the present employees of Sellers;
(f) use reasonable efforts to maintain and preserve the goodwill of the suppliers, customers and others having business relations with Sellers; and
(g) consult with the Purchaser from time to time, upon the reasonable request of the Purchaser, with respect to any actual or proposed conduct of business by Sellers.
5.4 Prohibited Transactions Prior to Closing Date. Except as otherwise contemplated by this Agreement or permitted by the prior written consent of the Purchaser, prior to the Closing Date no Seller shall:
(a) become a party to any agreement which, if it existed on the date hereof, would be required to be listed in the Schedules pursuant to Sections 3.10, 3.11, 3.12, 3.14, 3.15, 3.17 or 3.24;
(b) do or permit to occur any of the things referred to in Section 3.9;
(c) modify or terminate any of the Assumed Contracts; or
(d) enter into any compromise or settlement of any Action relating to any of the Purchased Assets.
5.5 Employee and Customer Retention.
(a) Purchaser shall offer employment to the Principals as set forth in Section 1.7 of this Agreement.
(b) Except as otherwise provided in this Agreement, Sellers will be solely responsible for any severance, commissions and other employee related obligations incurred or relating to services performed prior to the Closing, including without limitation, payment of all accrued vacation pay and other amounts required by applicable law to be paid to employees upon termination.

(c) Purchaser and Sellers will cooperate and use reasonable good faith efforts both prior to and after the closing of this transaction to cause (i) at least ninety percent (90%) of the employees of Sellers to accept employment with Purchaser (including, without limitation, those employees set forth on Schedule 2.2(v) attached hereto) and (ii) at least ninety percent (90%) (by revenue) of the customers of Sellers to be retained by Purchaser after the Closing.
5.6 Cooperation. Each party shall use its reasonable efforts to cause the transactions contemplated by this Agreement to be consummated. In this regard, and without limiting the generality of the foregoing, Sellers shall use reasonable efforts to obtain all consents and approvals of third parties listed on Schedule 3.5, and make all filings with and give all notices to government agencies and third parties which may be necessary or reasonably required in order to consummate the transactions contemplated by this Agreement. Sellers shall give prompt notice to the Purchaser, after receipt thereof by Sellers, of (i) any notice of, or other communication relating to, any default or event which, with notice or the lapse of time or both, would become a default under any indenture, instrument or agreement material to Sellers or the operations, condition (financial or otherwise) or prospects of Sellers, to which a Seller is a party or by which Sellers or its assets or properties are bound, and (ii) any notice or other communication from or to any third party alleging or stating that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.
5.7 Bulk Sales Act. Sellers and Purchaser will cooperate to ensure compliance with any Bulk Sales Act or other state or federal or other jurisdiction law required to protect the interests of Purchaser.
5.8 Risk of Loss. Sellers shall retain all risk of condemnation, destruction, loss or damage due to fire or other casualty with respect to the Purchased Assets from the date of this Agreement until the Closing. If the condemnation, destruction, loss or damage is such that the operation of the Business is materially interrupted or curtailed or any of the Purchased Assets are materially affected, then Purchaser shall have the right to terminate this Agreement on written notice to Sellers. If Purchaser nonetheless elects to close, Sellers shall immediately remit all net condemnation proceeds or third party insurance proceeds to Purchaser and the consideration set forth in Section 1.2 shall be adjusted at Closing to reflect such condemnation, destruction, loss or damage to the extent that insurance or condemnation proceeds are not sufficient to cover such condemnation, destruction, loss or damage.
ARTICLE VI
CONDITIONS TO THE PURCHASER’S OBLIGATIONS
Each and every obligation of the Purchaser under this Agreement to be performed on or before the Closing Date shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:
6.1 Representations and Warranties True. The representations and warranties of Sellers contained herein, in the Schedules and Exhibits hereto and in all certificates and other documents delivered by Sellers to the Purchaser pursuant hereto shall be true and accurate in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as if made on and as of the Closing Date and Sellers shall have delivered to Purchaser a Certificate of the Secretaries of Sellers certifying to such effect. Sellers shall not have done or permitted to occur any of the things referred to in Section 3.9 and the representations and warranties contained therein shall be true and accurate in all material respects on and as of the Closing Date.
6.2 Performance. Sellers shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date, including, without limitation, those referred to in Articles I and V and Sellers shall have delivered to Purchaser a Certificate of the Secretaries of Sellers certifying to such effect.
6.3 Consents. All filings with and consents from government agencies and third parties required to consummate the transactions contemplated hereby, shall have been obtained by Sellers, unless the failure to obtain any such consent or make any such filing would not have an adverse effect on the assets, properties, business, condition (financial or otherwise) or prospects of Sellers or the transactions contemplated hereby, or except to the extent that making any such filing or obtaining any such consent has been waived in writing by the Purchaser.
6.4 Financial Condition. In Purchaser’s reasonable judgment, there shall have been no material adverse affect on the business or financial condition of Sellers between the date hereof and the Closing Date.
6.5 Documents and Actions. Sellers shall have executed and delivered to the Purchaser this Agreement and the other Related Agreements and shall have taken the actions contemplated by Section 2.3 hereof.
6.6 Proceedings. All corporate and other proceedings in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be in form and substance reasonably satisfactory to the Purchaser and its counsel, and the Purchaser shall have received all such originals or certified or other copies of such documents as it may reasonably request.
6.7 Absence of Litigation. There shall be no Action pending or threatened before any federal, state or local court, governmental agency or regulatory body which seeks (a) to invalidate or set aside, in whole or in part, this Agreement, (b) to restrain, prohibit, invalidate or set aside, in whole or in part, the consummation of the transactions contemplated hereby or (c) to obtain substantial damages in connection therewith.
6.8 Possession of Purchased Assets. Sellers shall have fully transferred to the Purchaser physical possession of all of the Purchased Assets except for any laptop or desktop personal computers and related peripheral equipment that are in the personal possession of employees of Sellers that will be hired by Purchaser.

6.9 Employment by Purchaser of Certain Seller Employees. Each of the persons set forth on Schedule 2.2(v) attached hereto shall have accepted employment with Purchaser on terms mutually acceptable to Purchaser and such person and shall have executed and delivered to Purchaser a General Terms of Employment document provided to such person by Purchaser (a copy of which has previously been provided to Sellers by Purchaser).
ARTICLE VII
CONDITIONS TO SELLERS’ OBLIGATIONS
Each and every obligation of Sellers under this Agreement to be performed on or before the Closing Date shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:
7.1 Representations and Warranties True. The representations and warranties of the Purchaser contained herein and in all certificates and other documents delivered by the Purchaser to Sellers pursuant hereto or in connection with the transactions contemplated hereby shall be true and accurate in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as if made on and as of the Closing Date and Purchaser shall have delivered to Sellers a Certificate of the Chief Financial Officer of Purchaser certifying to such effect.
7.2 Performance. The Purchaser shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date, including, without limitation, those referred to in Article V and Purchaser shall have delivered to Sellers a Certificate of Purchaser certifying to such effect.
7.3 Documents and Actions. The Purchaser shall have executed and delivered to Sellers this Agreement and the Related Agreements and shall have taken the actions contemplated by Section 2.2.
7.4 Absence of Litigation. There shall be no Action pending or threatened before any federal, state or local court, governmental agency or regulatory body which seeks (a) to invalidate or set aside, in whole or in part, this Agreement, (b) to restrain, prohibit, invalidate or set aside, in whole or in part, the consummation of the transactions contemplated hereby or (c) to obtain substantial damages in connection therewith.
ARTICLE VIII
CERTAIN TAX MATTERS AND POST CLOSING COVENANTS
8.1 Allocation of Tax Liability. Any personal property taxes with respect to the Purchased Assets that relate to a tax period beginning before the Closing Date and ending after the Closing Date (a “Tax Overlap Period”) shall be apportioned between Sellers and Purchaser on a per diem basis. Purchaser shall cause any required tax returns with respect to such personal property taxes to be filed for any Tax Overlap Period, and Purchaser shall pay, or cause to be paid, all taxes shown as due on any such returns. Sellers shall pay Purchaser Sellers’ pro rata share of any such taxes due pursuant to the filing of any such return within five (5) business days after receipt of notice of such filing by Purchaser, which notice shall set forth in reasonable detail the calculations regarding Sellers’ pro rata share of such taxes. Purchaser shall not be responsible for any taxes with respect to any real property or leases of real property.
8.2 Cessation of Company Business. From and after the Closing Date, Sellers shall cease to conduct any Business that would compete with Purchaser or cause the customers and/or employees of Sellers or Purchaser to discontinue a business or working relationship with Purchaser of any kind or nature. Sellers may continue conducting business, other than competing business, and paying for or otherwise duly providing for the full payment or performance of any and all Excluded Liabilities, pursuing the expedient collection of accounts receivable and taking such other actions as may be necessary to conduct any ongoing business and affairs of Sellers. Sellers agree that they shall not make any dividends or liquidating or other distributions of all or any portion of Sellers’ cash or other assets to or for the benefit of the shareholders of Sellers until all of Sellers’ liabilities have been properly discharged, and in no event earlier than the date that is six (6) months after the Closing Date.
8.3 Accounts Receivable. Purchaser shall have the right to bill and collect all accounts receivable arising out of or related to the performance of its obligations under the agreements, contracts and commitments constituting the Purchased Assets or otherwise with respect to the Business on and after the Closing Date, including but not limited to the right to endorse and negotiate checks and other negotiable instruments payable to the order of a Seller and arising from invoices or orders in process after the Closing Date. Sellers shall not bill or collect, or attempt to bill or collect, for any accounts receivables arising out of or related to the performance of the obligations under the agreements, contracts and commitments constituting the Purchased Assets or otherwise with respect to the Business on and after the Closing Date. If any checks, cash or other monies or property of any kind with respect to Purchaser’s accounts receivable are received by Sellers on or after the Closing Date, Sellers shall immediately endorse such checks and tender such cash and other monies or property to Purchaser and shall take any and all other actions and execute any and all other agreements, documents and instruments as may reasonably be requested by Purchaser in order to effectuate or facilitate such endorsement, tender or transfer. Until their endorsement, transfer or tender to Purchaser, all such checks, cash or other monies or property shall be deemed held in trust by Sellers for the exclusive benefit of Purchaser. Similarly, if any checks, cash or other monies or property of any kind with respect to Sellers’ non-assigned accounts receivable are received by Purchaser on or after the Closing Date, Purchaser shall immediately endorse such checks and tender such cash and other monies or property to Sellers and shall take any and all other actions and execute any and all other agreements, documents and instruments as may reasonably be requested by Sellers in order to effectuate or facilitate such endorsement, tender or transfer. Until their endorsement, transfer or tender to Sellers, all such checks, cash or other monies or property shall be deemed held in trust by Purchaser for the exclusive benefit of Sellers.
8.4 Books and Records; Audit Right. Unless otherwise consented to in writing by the Purchaser, Sellers shall not destroy, alter or otherwise dispose of any original books or records of Sellers prior to the Closing Date without first offering to surrender such books and records to the Purchaser and shall maintain such books and records in good condition in a reasonably accessible location. Upon reasonable prior notice, Purchaser’s employees, agents and/or Advisors shall have access, at all reasonable times, to all of Sellers’ personnel, books, records, correspondence, financial information, receipts, vouchers, financial accounts, data stored in computer files or any other media, and memoranda of every description for the purpose of verifying Sellers’ compliance with the terms of this Agreement (including, without limitation, Section 8.3 above). Sellers shall maintain in a reasonably safe and secure manner and preserve such documents, supporting data and accounting records, etc., in a safe place for a period of two (2) years after the Closing Date and Purchaser’s employees, agents and/or Advisors shall have the right to reproduce any of these documents.
8.5 Transfer Taxes. Purchaser and Sellers shall each share equally and be equally responsible for the payment of any and all transfer or sales taxes arising in connection with the consummation of the transactions contemplated hereby. In this regard, Purchaser shall pay, or cause to be paid, all such transfer or sales taxes as due and Sellers shall pay Purchaser Sellers’ share of any such taxes due within five (5) business days after receipt of notice of such payment by Purchaser.
8.6 Full Release of Liens Against Purchased Assets. At the Closing Date, Sellers shall deliver to Purchaser evidence satisfactory to Purchaser that the liens, encumbrances and security interests of each of the Secured Creditors and any other secured creditor with respect to any of the Purchased Assets evidenced by UCC Financing Statements filed in any and all jurisdictions, together with any security agreements and other documents and instruments related thereto, and all indebtedness, obligations and liabilities of any kind or nature whatsoever associated with such liens, encumbrances and security interests and such security agreements and other documents and instruments related thereto have been fully and forever released and terminated, including, but not be limited to, copies of UCC Termination Statements as filed in all jurisdictions necessary in order to terminate the UCC Financing Statements filed against Sellers in any and all jurisdictions.
ARTICLE IX
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
9.1 Survival of Representations and Warranties True. Notwithstanding (a) the making of this Agreement or any Related Agreement, (b) any examination made by or on behalf of the parties hereto and (c) the Closing hereunder, (x) the representations and warranties of Sellers and the Purchaser contained in this Agreement, or in any document delivered pursuant to the provisions of this Agreement, shall survive the Closing for a period of 18 months, except for the representations and warranties made in Section 3.10 (Title to Properties; Encumbrances), Section 3.19 (Environmental Matters) and Section 3.27 (Tax Returns and Payments), which in each case shall survive until the expiration of the applicable statute of limitations for the underlying cause of action plus six months and (y) the covenants and agreements required to be performed after the Closing or pursuant to Article V of this Agreement (unless noncompliance with those covenants contained in Article V was waived in writing at the Closing) shall survive until fully performed or fulfilled. No action may be brought with respect thereto after such date; provided, however, that if, prior to such date, one party has notified the other party of a claim for indemnity under this Article IX (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Article IX.
9.2 Indemnification.
(a) Subject to Section 9.1 above, from and after the Closing, Sellers shall indemnify and save harmless the Purchaser and its officers, directors, shareholders, successors and assigns (collectively, the “Purchaser Indemnified Party”) from and against any loss, claim, liability, damage, punitive damages, remedial costs, civil and criminal penalties or expenses or other damages of any kind or nature, including reasonable attorneys’ fees incurred by such Purchaser Indemnified Party or the Business in connection with any of the foregoing (collectively, the “Damages “), arising out of (i) the failure by Sellers to perform any covenant or agreement required to be performed by them in this Agreement or in any Related Agreement (unless noncompliance with such covenant or agreement in such specific instance was waived in writing by the Purchaser at the Closing); (ii) the failure of Sellers to pay, perform or satisfy any obligation under any pension, retirement, severance, welfare, deferred compensation, bonus or other incentive plan, or other employee benefit program, arrangement, agreement or understanding, or medical, vision, dental or health plan, or life insurance or disability plan, retiree medical plan or any other employee benefit plans, including, without limitation, any “employee benefit plan” (as defined in Section 3(3) of ERISA) or any “multiemployer plans” (as defined in Section 3(37) of ERISA), or any “employee welfare plan” (as defined in Section 3(i) of ERISA) or any other plans, programs or arrangements of any kind to which Sellers contributes or is a party or by which it is bound or under which it may have liability and under which employees or former employees of Sellers (or their beneficiaries) are eligible to participate or derive a benefit, on or before the Closing Date; (iii) any judgments, orders or decrees entered in any lawsuit or proceeding or Actions against Sellers arising out of activities undertaken by Sellers on or prior to the Closing Date, including, without limitation, Actions for (A) personal injury, products liability, liability for services rendered or breach of warranty arising from products or goods final tested or shipped by Sellers or services rendered by Sellers involving or relating to Sellers, any of their assets, properties or rights, including the Actions set forth on Schedule 3.13; (B) noncompliance by Sellers with any Environmental Law; (C) the release into the environment of any pollutant, toxic or hazardous material or waste generated by Sellers or the Business, whether or not occurring at or on a site owned, leased or operated by Sellers; or (D) without limiting the generality of the foregoing, any Actions or threatened Actions that may be asserted against Sellers and any other Actions arising out of Sellers’ operations on or prior to the Closing Date; (iv) Sellers’ noncompliance with any federal, state or local laws, rules, regulations, standards and requirements, on or prior to the Closing Date; (v) the failure of Sellers to pay promptly any federal, state, local or foreign taxes of Sellers (including, without limitation, all taxes of any kind or nature and all interest, additions to tax and penalties thereon) claimed or assessed for any taxable period ended on or prior to the Closing Date; (vi) any Actions, claims, demands, grievances or disputes brought or initiated by third parties against the Purchaser or any of its Affiliates, employees attorneys or agents in connection with the failure of Sellers to pay any customer, supplier or vendor of Sellers the value of any account payable or trade payable shown on the Financial Statements or incurred by Sellers on or prior to the Closing Date in accordance with terms and conditions of payment with respect to such account payable or trade payable or any other liabilities of Sellers which existed and were not disclosed to the Purchaser prior to the Closing Date; or (vii) any breach of warranty or misrepresentation in this Agreement or any

Related Agreement (including the Schedules hereto) made by or on behalf of Sellers and not waived in writing by the Purchaser.
(b) Similarly, and subject to Section 9.1 above, from and after the Closing, Purchaser shall indemnify and save harmless Sellers and each of Sellers’ respective officers, directors, shareholders, members, managers, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any Damages by any Seller Indemnified Party or the Business in connection with any of the foregoing, arising out of (i) the failure by Purchaser to perform any covenant or agreement required to be performed by them in this Agreement or in any Related Agreement (unless noncompliance with such covenant or agreement in such specific instance was waived in writing by the Sellers at the Closing); (ii) the failure of Sellers to pay, perform or satisfy any Assumed Liability; (iii) any judgments, orders or decrees entered in any lawsuit or proceeding or Actions against Purchaser arising out of activities undertaken by Purchaser on or after the Closing Date; (iv) Purchaser’s noncompliance with any federal, state or local laws, rules, regulations, standards and requirements, on or after the Closing Date; (v) the failure of Purchaser to pay promptly any federal, state, local or foreign taxes of Sellers (including, without limitation, all taxes of any kind or nature and all interest, additions to tax and penalties thereon) claimed or assessed for any taxable period ended on or after the Closing Date; or (vi) any breach of warranty or misrepresentation in this Agreement or any Related Agreement (including the Schedules hereto) made by or on behalf of Purchaser and not waived in writing by the Sellers.
(c) The indemnified party shall promptly notify the indemnifying party within a reasonable period of time after becoming aware of, and shall provide to the indemnifying party as soon as practicable thereafter all information and documentation necessary to support and verify, any Damages which the indemnified party, as the case may be, shall have determined has given or could give rise to a claim for indemnification hereunder.
(d) All claims for indemnity under this Article IX shall be paid on demand in immediately available funds in U.S. dollars.
(e) The indemnified party shall notify the indemnifying party with reasonable promptness of its discovery of any matter giving rise to a claim of indemnity or setoff pursuant to this Agreement. With respect to any third party claim or action that could give rise to indemnity under this Agreement, the indemnifying party shall be entitled to assume the defense thereof with counsel satisfactory to the indemnified party, provided, that upon the request of the indemnified party, the indemnifying party provides reasonable evidence of its ability to perform its obligations under this Section 9.2. After notice from indemnifying party to the indemnified party, of its election so to assume the defense thereof, the indemnifying party shall not be liable to the indemnified party, under the foregoing indemnity agreement for any legal or other expenses subsequently incurred by the indemnified party, in connection with the defense thereof other than (i) those relating to investigation or the furnishing of documents or witnesses and (ii) all reasonable fees and expenses of separate counsel retained by such indemnified party, if (A) the indemnifying party and the indemnified party, shall have agreed to the retention of such counsel or (B) counsel to the indemnified party, shall have concluded reasonably that the representation of the indemnifying party and the indemnified party, by the same counsel would be inappropriate due to actual or potential differing interests between them in the conduct of the defense of such action. Promptly after receipt by the indemnified party, of notice of the commencement of any action to which the indemnifying party is not a party, the indemnified party, shall, if such claim in respect thereof is to be made against the indemnifying party pursuant to this Agreement, notify the indemnifying party in writing of the commencement thereof, but the failure or delay in so notifying the indemnifying party shall not relieve the indemnifying party of its obligations to indemnify the indemnified party, pursuant to the terms of this Agreement. The indemnified party, shall keep the indemnifying party reasonably informed of the progress of any such action and shall not enter into any settlement of any such action without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.
9.3 Certain Limitations. Notwithstanding anything to the contrary in this Agreement, except as provided below in this Section 9.3, the indemnified party will be entitled to indemnification hereunder only when the aggregate of all Damages to such indemnified party from all such breaches exceeds on a cumulative basis $150,000 (the “Deductible Amount”), and then only to the extent of such excess amount, except that the Deductible Amount shall not apply to any claims made for any severance, commissions and other employee related obligations incurred or relating to services performed prior to the Closing, including without limitation, payment of all accrued vacation pay and other amounts required by applicable law to be paid to employees upon termination or to applicable tax authorities (“Compensation Claims”). Notwithstanding the other provisions of this Article, no indemnified party shall be entitled to seek indemnification under this Article for any individual fact, circumstance, condition or occurrence that results in a breach of a representation or warranty that involves Damages of less than $10,000 (unless and until such individual facts, circumstances, conditions or occurrences involve Damages that in the aggregate exceed the Deductible Amount); this limitation shall not apply to Compensation Claims for which Sellers shall be fully liable and for which Menegay shall be liable for SMI Compensation Claims and for which Landoll shall be liable for Veridyn Compensation Claims.
9.4 Losses Net of Insurance, etc. The amount of any Damage for which indemnification is provided under this Agreement shall be net of (a) any tax benefit (such as a deduction, credit or deferral) actually realized from any Damage, (b) any amounts recovered by the indemnified party pursuant to any indemnification by or indemnification agreement with any third party, and (iii) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Damage. Each indemnified party agrees, upon payment by the indemnifying party, that the indemnifying party shall have the right, to the extent of the amount paid to the indemnified party, to be subrogated to the indemnified party’s insurer for Damages suffered as a result of the indemnified claim and that the indemnified party shall cooperate with the indemnifying party in its efforts to submit and pursue such subrogated claims.
ARTICLE X
TERMINATION
10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by the mutual consent of the Purchaser and Sellers;
(b) by either the Purchaser or Sellers, upon written notice, if there has been a material misrepresentation or any breach on the part of the other party hereto in the representations, warranties or covenants contained in this Agreement which is not cured within ten (10) business days after such other party has been notified of the intent to terminate this Agreement pursuant to this subsection (b); or
(c) by either the Purchaser or Sellers if the Closing has not occurred by January 18, 2006.
10.2 Effect of Termination. If this Agreement is terminated as expressly permitted under Section 10.1, such termination shall be the sole remedy and this Agreement shall forthwith become void (except for Section 5.2 and Section 11.3) and there shall be no liability on the part of Sellers or the Purchaser or any of their respective Affiliates; provided, however, that if such termination shall result from the willful breach by a party hereto of its obligations under this Agreement, such party shall be fully liable for any and all damages, costs and expenses sustained or incurred by the other party as a result of such breach. If this Agreement is terminated without a Closing, Sellers shall return promptly to the Purchaser all documents, work papers and other materials of the Purchaser furnished or made available to Sellers or its Advisors, and all copies thereof, and no such information, documents, work papers or other materials received by Sellers shall be revealed to any third party or used for the advantage of Sellers or any other party; and the Purchaser shall return promptly to Sellers all documents, work papers and other material of Sellers furnished or made available to the Purchaser or its Advisors, and all copies thereof, and no such information, documents, work papers or other materials received by the Purchaser shall be revealed to any third party or used for the advantage of the Purchaser or any other party.
ARTICLE XI
MISCELLANEOUS PROVISIONS
11.1 Public Announcements. Except as required by law and except as Sellers and the Purchaser shall authorize in writing, the parties hereto shall not, and shall cause their respective officers, directors, employees, Affiliates and Advisors not to, disclose any matter or matters relating to this transaction to any person not an officer, director, employee, Affiliate or Advisor of such party.
11.2 Amendment; Waiver. Neither this Agreement, nor any of the terms or provisions hereof, may be amended, modified, supplemented or waived, except by a written instrument signed by the parties hereto (or, in the case of a waiver, by the party granting such waiver). No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. No failure of either party hereto to insist upon strict compliance by the other party with any obligation, covenant, agreement or condition contained in this Agreement shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.2.
11.3 Fees and Expenses. Except as otherwise provided in this Agreement, each of the parties hereto shall bear and pay its own costs and expenses incurred in connection with the origin, preparation, negotiation, execution and delivery of this Agreement and the agreements, instruments, documents and transactions referred to in or contemplated by this Agreement (whether or not such transactions are consummated) including, without limitation, any fees, expenses or commissions of any of its Advisors, attorneys, accountants, agents, finders or brokers. The Purchaser shall indemnify Sellers against any claims of third parties for any brokerage, finder’s, agent’s or similar fees or commissions in connection with the transactions contemplated hereby insofar as such claims are alleged to be based on arrangements or contacts made by, to or with the Purchaser or its Advisors or representatives. Sellers shall indemnify the Purchaser against all such claims insofar as they are alleged to be based on arrangements or contacts made by, to or with Sellers or their Advisors or representatives.
11.4 Notices.
(a) All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing (including telefax, telegraphic, telex or cable communication) and mailed, telefaxed, telegraphed, telexed, cabled or delivered:

(i) If to Sellers, to:	Mike Menegay
President & CEO
4635 McEwen Road
Dallas, TX 75244
Fax: (469) 587-0656
with a copy (which shall not
constitute notice to Sellers) to:
Mark A. Girtz, Esq.
Munsch, Hardt, Kopf & Harr, P.C.
500 N. Akard Street
3800 Lincoln Plaza
Dallas, TX 75201-6659
Fax: (214) 978-4349
(ii) If to the Purchaser, to:

En Pointe Technologies Sales, Inc.
100 N. Sepulveda Blvd., 19th Floor
El Segundo, CA 90245
Attention: Bob Din
Facsimile no.: (310)
With a copy (which shall not constitute notice to the Purchaser) to:

Jacob J. Stettin, Attorney
P.O. Box 480432
Los Angeles, CA 90048-1432
(323) 934-5373
(801) 409-8996 (fax)
jjs4910@sprynet.com
(b) All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 11.4 (i) if delivered personally against proper receipt or by confirmed telefax or telex, shall be effective upon delivery and (ii) if delivered (A) by certified or registered mail with postage prepaid, (B) by Federal Express or similar courier service with courier fees paid by the sender or (C) by telegraph or cable, shall be effective three business days following the date when mailed, couriered, telegraphed or cabled, as the case may be. Either party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.
11.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties; provided, however, that the Purchaser may assign this Agreement to any of its Affiliates or any entity who by merger, consolidation, purchase or sale subsequently acquires Purchaser or becomes an Affiliate without the prior consent of Sellers if such Affiliate or entity agrees in writing to assume all of Purchaser’s obligations under this Agreement and to be subject to and bound by all of the terms and conditions hereof. Any assignment which contravenes this Section 11.5 shall be void ab initio.
11.6 Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to the conflicts of laws principles thereof.
11.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
11.8 Headings. The headings contained in this Agreement are for convenience of reference only and shall not constitute a part hereof or define, limit or otherwise affect the meaning of any of the terms or provisions hereof.
11.9 Entire Agreement. This Agreement (which defined term includes the Schedules and Exhibits to this Agreement) embodies the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements, commitments, arrangements, negotiations or understandings, whether oral or written, between the parties with respect thereto. There are no agreements, covenants, undertakings, representations or warranties with respect to the subject matter of this Agreement other than those expressly set forth or referred to herein. This is an integrated agreement.
11.10 Severability. Each term and provision of this Agreement constitutes a separate and distinct undertaking, covenant, term and/or provision hereof. In the event that any term or provision of this Agreement shall be determined to be unenforceable, invalid or illegal in any respect, such unenforceability, invalidity or illegality shall not affect any other term or provision of this Agreement, but this Agreement shall be construed as if such unenforceable, invalid or illegal term or provision had never been contained herein. Moreover, if any term or provision of this Agreement shall for any reason be held to be excessively broad as to time, duration, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent permitted under applicable law as it shall then exist.
11.11 No Third Party Beneficiaries. Nothing in this Agreement is intended, nor shall anything in this Agreement be construed, to confer any rights, legal or equitable, in any Person (other than the parties hereto and their respective heirs, distributees, beneficiaries, executors, successors and assigns), including, without limitation, any employee of Sellers or any beneficiary of such employee.
11.12 Arbitration. Any dispute arising out of this Agreement, or the performance or breach hereof or thereof, shall be resolved by binding arbitration under the Commercial Arbitration Rules (the “AAA Rules”) of the American Arbitration Association (the “AAA”), except that requests for preliminary or immediate injunctive relief may be made by any party to a court having jurisdiction thereof. The parties stipulate that courts located in Los Angeles County, California, have non exclusive jurisdiction over any request for preliminary or immediate injunctive relief made by any party. This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1 14. The parties agree that pursuant to Section 9 of the Federal Arbitration Act, a judgment of a United States District Court shall be entered upon the award made pursuant to the arbitration. A panel of three arbitrators, who shall have the authority to allocate the costs of any arbitration initiated under this Section, shall be selected according to the AAA Rules within ten (10) days of the submission to the AAA of the response to the statement of claim or the date on which any such response is due, whichever is earlier. The arbitrators shall be required to furnish to the parties to the arbitration a preliminary statement of the arbitrators’ decision that includes the legal rationale for the arbitrators’ conclusion and the calculations pertinent to any damage award being made by the arbitrators. The arbitrators shall then furnish each of the parties to the arbitration the opportunity to comment upon and/or contest the arbitrators’ preliminary statement of decision either, in the discretion of the arbitrators, through briefs or at a hearing. The arbitrators shall render a final decision following any such briefing or hearing. The arbitrators shall decide the amount and extent of pre hearing discovery which is appropriate. The arbitrators shall have the power to enter any award of monetary and/or injunctive relief (including the power to issue permanent injunctive relief and also the power to reconsider any prior request for immediate injunctive relief by any party and any order as to immediate injunctive relief previously granted or denied by a court in response to a request therefore by any party), including the power to render an award as provided in Rule 4 5 of the AAA Rules; PROVIDED, HOWEVER, THAT ANY AWARD SHALL NOT INCLUDE CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES. The arbitrators shall award the prevailing party its costs and reasonable attorneys’ fees; provided, however, that the arbitrators shall not award attorneys’ fees to a prevailing party if the prevailing party received a settlement offer unless the arbitrators’ award to the prevailing party is greater than such settlement offer without taking into account attorneys’ fees in the case of the settlement offer or the arbitrators’ award. Any arbitration shall be held in Los Angeles County, California. In addition to the above courts, the arbitration award may be enforced in any court having jurisdiction over me parties and the subject matter of the arbitration.
11.13 Attorneys’ Fees. In the event that any action or proceeding is commenced by any party hereto for the purpose of enforcing any provision of this Agreement, the parties to such action or proceeding may receive as part of any award, judgment, decision or other resolution of such action or proceeding their costs and reasonable attorneys’ fees as determined by the person or body making such award, judgment, decision or resolution. Should any claim hereunder be settled short of the commencement of any such action or proceeding, the parties in such settlement shall be entitled to include as part of the damages alleged to have been incurred reasonable costs of attorneys or other professionals in investigation or counseling on such claim.
[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written at Los Angeles County, California as of this January 18, 2006.

SOFTWARE MEDIUM, INC.

By:	s/s Michael K. Menegay
Michael K. Menegay, President

VERIDYN, LLC.

By:	s/s Douglas J. Landoll
Douglas J. Landoll, President
Solely and exclusively with respect to the personal obligations of
Menegay and Landoll set forth in Article III(B) and 9.3 of this Agreement:

s/s Michael K. Menegay
Michael K. Menegay, individually

s/s Douglas J. Landoll
Douglas J. Landoll, individually
EN POINTE TECHNOLOGIES SALES, INC.

By:	s/s Attiazaz (“Bob”) Din
Attiazaz (“Bob”) Din, President

Schedule 1.1 (c)
Intellectual Property

1.	Courseware Active (CISSP, CISA, IS Regulations for Federal Government)
2.	Courseware Developing or Inactive (HIPAA, Info Warfare)
3.	Pricing strategies and guides
4.	SRA methods
5.	Policy Review methods
6.	Common Criteria worked examples (documents)
7.	Variable Invoicing Program (VIP)
8.	Virtual Professional Services (VPS) Program

Schedule 1.1 (g)
Fixed Assets — SMI and Veridyn

9.	Attached as Exhibit A A

Schedule 1.3
Assumed Contracts
10.      Those obligations of SMI to make “Earnout Payment” under Section 3.3 of that certain Agreement of Merger dated September 20, 2005 among Software Medium, Inc., SMI Merger Sub, LLC, Veridyn, Inc., Douglas Landoll, and James Matthew Malone, to Landoll and Malone, BUT NOT the potential defeasance liability of the IP referenced in that Agreement of Merger. Landoll and Malone and Veridyn LLC explicitly waive any potential for recovery of that IP.
11.      All obligations of Veridyn, Inc, (predecessor to Veridyn, LLC), under that certain sublease agreement dated May 4, 2004 between Veridyn, Inc., as subtenant, and Technifind, Inc., as sublessor (the “Austin Office Lease Agreement”).

Schedule 1.4
Assumed Liabilities
1. All obligations of Sellers under the Assumed Contracts, BUT NOT the potential defeasance liability of the IP referenced in that Agreement of Merger. Landoll and Malone and Veridyn LLC explicitly waive any potential for recovery of that IP.

Schedule 1.5
Excluded Assets
12.       The name Veridyn and associated logo, all Veridyn trade marks, service marks, trade names, whether common law or registered.
13.       The name Veridyn and associated logo, all Veridyn trade marks, service marks, trade names, whether common law or registered.
(not excluded is the webtraffic after close from www.veridyn.com which shall be forwarded to such sites as Purchaser may designate)

Schedule 2.3 (a)(viii)
Employees

1	Bates	Amy K.
2	ClaffeyJan M.
3	Davis	Lonnie
4	Edwards	Patrick B.
5	Gair	Matthew D.
6	Garrett William C.
7	Hardwick	Stephen
8	Harlan	Matthew
9	Hasty	Lisa K.
10	Hatch	Kevin W.
11	Kline	Michael
12	Landoll	Doug
13	Lee	Joe G.
14	Lewellyn	Richard C.
15	Malone	James Matthew
16	Menegay	Michael
17	Minissale	Michael A.
18	Sims	Jerry L.
19	Thomas	Richard

SCHEDULE 3.2
SMI CAPITALIZATION

ConsensusOne, LLC	1,164,229
Michael K. Menegay	4,001,416
Mark Wilson	327,750
Monty Holloway	327,750
Douglas J. Landoll	1,030,858
James Matthew Malone	97,932

TOTAL	6,949,935

Schedule 3.4
No Violations

1.	Airwave Reseller Agreement
2.	Blue Coat Reseller Agreement
3.	Cipher Trust Reseller Partner Agreement
4.	Clearswift Reseller Agreement
5.	Computer Associates International Inc, Reseller Agreement
6.	Computer Associates Vendor Services Agreement
7.	Macromedia Authorized Breeze Partner Reseller Agreement
8.	Mcafee Reseller Agreement
9.	McAfee Services Agreement
10.	Proofpoint North American Reseller Agreement
11.	ScriptLogic Reseller Agreement
12.	Sophos Partner Agreement
13.	SurfControl, Inc. Reseller Agreement
14.	Websense Channel Partner Agreement
15.	DeLage Landen Lease Agreement(s)
16.	Information Leasing Corp. Master Lease Agreement
17.	IKON Financial Services B Image Management Plus Agreement
18.	Net Lease dated 7/16/04 on the Real Property at 4635 McEwen, Dallas, TX
19.	Secured Promissory Note dated 7/11/05 payable to Websense Inc.
20.	Promissory Note Dated 12/17/04 payable to Menegay Management
21.	Promissory Note payable to ConsensusOne, LLC
22.	Promissory Note payable to Mark Kunkel
23.	Factoring Agreement between Allied Capital Partners (TCC) and Software Medium, Inc
24.	Factoring Agreement between Allied Capital Partners (TCC) and Veridyn, LLC
25.	Austin Office Lease Agreement
26.	Reliant Energy Business Services Agreement
27.	Voice and Data Communications Service and Equipment Agreement
28.	Softswitch Communications Inc.
29.	Employment Agreements between Sellers on one hand, and Menegay, and Landoll, on the other hand.

Schedule 3.5
Consents and Approvals

30.	Arrow Electronics
31.	Delage

Schedule 3.6
Subsidiaries

1.	Veridyn LLC

Schedule 3.9(q)
1. Appsworx B demand letter threatening legal action for failure to pay on account.
2. All references to litigation and threatened disputes listed on Schedule 3.13 are incorporated by reference into this Schedule 3.9(q).

Schedule 3.10
Title to Properties, Encumbrances

32. 33.	Arrow Electronics Delage Landen

Schedule 3.11
Leases

34.	Office Lease Agreement between Technifind, Inc. and Veridyn, Inc. dated May 4, 2004.

Schedule 3.12
Patents, Trademarks, Service Marks, Trade Names
(a) Intellectual Property
35.      Courseware Active (CISSP, CISA, IS Regulations for Federal Government)
36.      Courseware Developing or Inactive (GLBA, FERC, DITSCAP, ! TAC 202, HIPAA, Info Warfare)
37.      Pricing strategies and guides
38.      SRA methods
39.      Policy Review methods
40.      Security Policy methods
     41. Security Review; Risk Assessment; Audit Methods
42.      Common Criteria Work examples (documents)
43.      Variable Invoicing Program (VIP)
44.      Virtual Professional Services (VPS) Program
45.      Software Medium, Inc. trademarks, service marks, trade names, url
     46. All White Papers
     47. All Wireless Security Papers and Methods
     48. All other Training, Policy, Assessment and Compliance materials, methods and rights and all other intellectual property to the extent not specified above.

(b) Claims
49.      Cease and Desist Letter dated December 21, 2005 by and between Verisign, Inc. and Veridyn (copy attached)

Schedule 3.13
Litigation

40.	Websense
41.	Pip Dicker
42.	Sophos
43.	Sufrcontrol
44.	Airwave
45.	Scriptlogic
46.	Fadality Real Estate
47.	Verisign
48.	Appsworx

Schedule 3.14
Insurance
(b) Insurance Policies — SMI
49.       Workers’ Compensation Insurance — Hartford Underwriters Insurance Co. — Policy # 61WEC PI0190, Period: 4/9/05 to 4/9/06
50.      Property and Liability Insurance — Hartford Lloyds Insurance Co. — Policy # 61-SBA BV 8044 SC, Period 4/9/05 to 4/9/06
51.      Directors & Officers Liability, Employment Practices, Fiduciary Liability, Crime — Federal Insurance Company, Chubb Group of Insurance Co. — Policy # 6802-5445, Period: 4/9/05 to 4/9/06

(c) Insurance Policies — Veridyn
52.      General Liability — BAPP Business Policy — CNA Insurance Co.,- Policy # 2072175142, Period: 12/23/05 to 12/23/06
53.      Workers’ Compensation Insurance — Hartford Insurance Co. — Policy # 46WECKZ4019, Period: 8/20/05 to 8/20/06
54.      Errors and Omissions Coverage

Schedule 3.15
Contracts and Commitments
Employment Agreements between Mike Menegay and Software Medium, Inc., Doug Landoll and Software Medium, Inc. and Matt Malone and Software Medium, Inc.

Schedule 3.16
(a) Suppliers

55.	Websense
56.	Sophos
57.	Surfcontrol
58.	Scriptlogic
59.	Arrow Electronics

Schedule 3.17
Employee Benefit Plans
60.       Health Insurance and Vision Coverage — United Healthcare Group
61.      Dental Insurance — Safeguard Life
62.      Accidental Death & Dismemberment, Short-Term Disability and Long-Term Disability — United of
Omaha Life (Mutual of Omaha)
63.      Section 125 Cafeteria Plan — Managed by: MHM Resources Inc.